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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ___________)*


                                    ORTHOVITA
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   068750U102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                MARCH 16, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/  Rule 13d-1(b)

/ /  Rule 13d-1(c)

/ /  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 068750U102

-------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Hambrecht & Quist Capital Management
            94-3021090
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                                    (b) /X/
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           California
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
        NUMBER OF
          SHARES
       BENEFICIALLY               1,700,000
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                          -----------------------------------------------------
                            6     SHARED VOTING POWER

                          -----------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                          -----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,700,000
-------------------------------------------------------------------------------
10         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (See Instructions)                         / /
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           10.7%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)
           IA
-------------------------------------------------------------------------------

                                 SCHEDULE 13G EXHIBIT

ITEM 1.
     Orthovita
     45 Great Valley Parkway
     Malvern, PA 19355

ITEM 2.
     Hambrecht & Quist Capital Management Incorporated
     30 Rowes Wharf - 4th Floor
     Boston, MA 02110-3328
     (California corporation)

     Common stock
     CUSIP: 68750U102

ITEM 3.
     (e) Investment Adviser

ITEM 4.
     Hambrecht & Quist Capital Management Incorporated ("HQCM") disclaims any beneficial interest in the shares reported in this Schedule 13G. Moreover, HQCM is of the view that the client accounts that it manages are not acting as a "group" for purposes of Section 13(d) under the Securities and Exchange Act of 1934 (the "1934 Act") and that it and such clients are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" under Rule 13d-3 promulgated under the 1934 Act. Therefore, HQCM is of the view that the shares held in such accounts should not be aggregated for purposes of Section 13(d). However, HQCM is making this filing on a voluntary basis as if all the shares are beneficially owned by HQCM on a joint basis.

     1,700,000 shares of Common stock beneficially owned
     10.7% of Common
     1,700,000 sole voting power (i) and sole dispositive power (iii)

ITEM 5.
     N/A

ITEM 6.
     Of the 1,700,000 shares of the Common stock reported above, 1,020,000 shares are held by H&Q Healthcare Investors, a registered investment company, which represents 6.4% of the issuer's Outstanding Common stock.

ITEM 7.
     N/A

ITEM 8.
     N/A

ITEM 9.
     N/A

ITEM 10.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       4/25/01
            ----------------------------------------------------------------

Signature:
            ----------------------------------------------------------------
Name/Title: Kim Carroll, Vice President
            Hambrecht & Quist Capital Management Incorporated


                                      E-2